Exhibit 23.2
CONSENT OF
INDEPENDENT PETROLEUM ENGINEER

We consent to the use of our name, and to the incorporation by reference of our report appearing in Tri-Valley Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, entitled Reserve Estimation and Economic Evaluation, Executive Summary, at January 1, 2011, dated as of February 16, 2011, in the prospectus constituting a part of this Registration Statement on Form S-1.  We also consent to the reference to us under the caption “Experts” in the prospectus which is part of this Registration Statement.

AJM Petroleum Consultants

By:	/s/ Robin Bertram
Robin Bertram
Executive Vice President

Calgary, Alberta, Canada
May 19, 2011